Exhibit 99.1

First China Pharma Provides Guidance Regarding Fiscal 2010 Results

HONG KONG—(Marketwire - 06/30/11) - First China Pharmaceutical Group, Inc. (OTC.BB:FCPG) ("First China" or the "Company") is pleased to announce its unaudited results for the fiscal year ended March 31, 2011.

The Company's net sales, including a full 12-month period of results from the Company's wholly-owned operating subsidiary, Kun Ming Xin Yuan Tang Pharmacies Co. Ltd. (XYT), for the year ended March 31, 2011 was $29 million, up 12.8% from XYT's net sales in fiscal 2009. Net income, including a full 12-month period of results from XYT, remained flat, $2.7 million for fiscal 2010 compared to $2.8 million for only XYT's net income in fiscal 2009. Net income was down primarily due to significant costs associated with the acquisition of XYT.

Company Chairman and CEO Mr. Zhen Jiang Wang notes, "We are very pleased that we generated sales of $29 million, exceeding our target by $2 million. We continue to expand largely due to our superior distribution and logistics strategy which permits us to outperform our competitors. With the advent of government mandates spurring growth opportunities directly into our markets, combined with the influx of foreign investment recently accepted in the healthcare sector, we consider ourselves perfectly positioned to capitalize on these unique synergies and as such, are highly optimistic and confident of our future."

The company is also pleased to report it is in the midst of a significant internal restructuring that will move critical accounting and inventory ordering functions from the Peoples Republic of China (PRC) to Hong Kong. While part of the PRC, Hong Kong is designated as a Special Administrative Region where legal and accounting systems are based on English common law. The Company believes that the changes may result in lower taxes and generate greater financial reporting and administrative efficiencies. The Company will provide an additional update upon completion of the restructuring.

First China Pharmaceutical Group Inc.,
Consolidated Statements of Income and Comprehensive Income
For the Years ended March 31, 2011 and 2010
(Stated in US Dollars)

	Year Ended	Year Ended
	March 31	March 31
	2011	2010
	$	$
Sales (Gross)	28,999,198	25,723,902
Cost of Sales	(23,749,000)	(21,045,598)
Gross Profit	5,250,198	4,678,304

Web design	(29,330)	-
Legal and accounting	(365,729)	-
Selling expenses	(639,607)	(788,507)
Administrative expenses	(990,559)	(167,471)
Depreciation and amortization	(2,447)	(7,687)
Income from Operations	3,222,526	3,719,639

Other income (expenses)	251,959	(23,870)
Interest income	8,922	12,362
Interest expense	(64,350)	(11,209)
Income before Tax	3,419,057	2,762,459

Income tax	(1,085,378)	(934,463)
Extraordinary gain	369,675	-
Net Income	2,703,354	2,762,459

Other Comprehensive Income
Foreign currency transaction adjustments	(167,284)	21,037
Restructuring reserve	14,895,877	-
	14,728,593	21,037

Total Comprehensive Income	17,431,947	2,783,496

The Company's 10K annual report will be filed with the SEC on or before July 14, 2011.

Details of the company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database.

About First China Pharmaceutical Group, Inc. (OTC.BB:FCPG)
First China Pharmaceutical Group, Inc. aims to develop a high growth pharmaceutical distribution company generating significant revenue from the sale of healthcare products in China. As part of its business strategy, the Company has acquired the assets of Kun Ming Xin Yuan Tang Pharmacies Co. Ltd. (XYT), which includes a strategic advantage over its competitors as it is one of a handful of pharmaceutical distribution companies in Yunnan Province that has obtained government approval to market and fill orders using the internet. First China Pharmaceutical Group plans to continue the rapid growth of the company from its current position as a provider of approximately 7,100 drugs to more than 4,700 pharmacies, hospitals and clinics in China's Yunnan Province. For more information visit: www.firstchinapharma.com.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, regulatory incentives, the development of new business opportunities, and projected costs, revenue, profits and results operations. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD
First China Pharmaceutical Group, Inc.

Zhen Jiang Wang
Chairman and CEO

Contact:
Evergreen Investor Relations, Inc.
Phone: 1-888-518-3274
Email: info@firstchinapharma.com
Web: www.firstchinapharma.com